Exhibit 10.16

CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT

issued to

AFFIRMATIVE INSURANCE COMPANY

Burr Ridge, Illinois

USAGENCIES CASUALTY INSURANCE COMPANY

Baton Rouge, Louisiana

INSURA PROPERTY AND CASUALTY INSURANCE COMPANY

Burr Ridge, Illinois

and

AFFIRMATIVE INSURANCE COMPANY OF MICHIGAN

Bingham Farms, Michigan

including any and/or all companies that are or may hereafter become affiliated therewith

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CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT

TABLE OF CONTENTS

		Page
Article
	Preamble	3
1	Business Covered	4
2	Retention and Limit	5
3	Maximum Limits of Liability	5
4	Term	5
5	Special Termination	6
6	Territory	7
7	Exclusions	7
8	Premium	9
9	Definitions	10
10	Extra Contractual Obligations/Excess of Policy Limits	11
11	Net Retained Liability	12
12	Original Conditions	12
13	No Third Party Rights	13
14	Notice of Loss and Loss Settlements	13
15	Currency	13
16	Unauthorized Reinsurance	14
17	Taxes	16
18	Access to Records	16
19	Confidentiality	17
20	Indemnification and Errors and Omissions	18
21	Insolvency	18
22	Arbitration	19
23	Service of Suit	21
24	Governing Law	22
25	Entire Agreement	22
26	Intermediary	22
27	Mode of Execution	23
	Company Signing Block	23

Attachments
	Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A.	24
	Trust Agreement Requirements Clause	29

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CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT

(the “Contract”)

issued to

AFFIRMATIVE INSURANCE COMPANY

Burr Ridge, Illinois

USAGENCIES CASUALTY INSURANCE COMPANY

Baton Rouge, Louisiana

INSURA PROPERTY AND CASUALTY INSURANCE COMPANY

Burr Ridge, Illinois

and

AFFIRMATIVE INSURANCE COMPANY OF MICHIGAN

Bingham Farms, Michigan

including any and/or all companies that are or may hereafter become affiliated therewith

(collectively, the “Company”)

by

THE SUBSCRIBING REINSURER(S) IDENTIFIED

IN THE INTERESTS AND LIABILITIES AGREEMENT(S)

ATTACHED TO AND FORMING PART OF THIS CONTRACT

(the “Reinsurer”)

PREAMBLE

A.	Wherever the word “Company” is used in this Contract, such term shall be held to include any and/or all of the companies which are or may hereafter become members of the same holding company group, provided that notice be given to the Reinsurers of any such subsidiary companies which may hereafter come under the management of the Company as soon as practicable, with full particulars as to how such acquisition is likely to affect this Contract. In the event of either party maintaining that such acquisition calls for alteration in existing terms, and an agreement not being arrived at, then the business of such subsidiary companies is covered only for a period of 45 days after notice by either party that they do not wish the business so acquired to be covered.

B.	Each party agrees that, with respect to the parties named herein as the “Company,” it shall honor the terms set forth herein as if this Contract were a separate agreement between the Reinsurer and each such named reinsured company. Without the consent of the reinsured companies involved, balances payable or recoverable by the Reinsurer or each individual Subscribing Reinsurer to or from one named reinsured company shall not serve to offset any balances payable or recoverable to or from any other named reinsured company.

C.	If a Loss Occurrence covered under this Contract involves multiple reinsured companies, each reinsured company’s retention and the Reinsurer’s limit of liability for the Loss

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Occurrence shall be proportionate, and the amount of Ultimate Net Loss to be retained by each reinsured company under this Contract shall be reduced to that percentage which the reinsured company’s loss bears to the total of all losses contributing to that Loss Occurrence. The allocation of the Reinsurer’s limit of liability to each reinsurance company for each Loss Occurrence shall be arrived at in the same manner.

D.	With respect to reinsurance premiums due the Reinsurer hereunder, each reinsured company shall only be responsible for its proportionate share of the reinsurance premium. The deposit premium, minimum premium, final reinsurance premium due and reinstatement premium, as determined under the terms of this Contract, shall be apportioned to each reinsured company in the same proportion that the reinsured company’s subject premium bears to the total subject premium.

E.	For purposes of sending and receiving notices and payments required by this Contract, Affirmative Insurance Company shall be deemed the agent of all other reinsured companies referenced in this Contract. In no event, however, shall any reinsured company be deemed the agent of another with respect to the terms of the Insolvency Article. Reports and remittances made to the Reinsurer in accordance with the terms of this Contract are to be in sufficient detail to identify both the Reinsurer’s loss obligations due each reinsured company and each reinsured company’s premium remittance under the report.

ARTICLE 1

BUSINESS COVERED

A.	This Contract is to indemnify the Company in respect of the liability that may accrue to the Company as a result of loss or losses under Policies classified by the Company as Private Passenger Automobile Physical Damage, Automobile Liability (including but not limited to Bodily Injury, Property Damage, Personal Injury Protection (PIP), Property Protection Insurance, Residual Liability Insurance, Uninsured Motorists, Bodily Injury/Property Damage and Medical Payments), in force at the inception of this Contract, or written or renewed during the term of this Contract by or on behalf of the Company, subject to the terms and conditions herein contained.

B.	It is understood that the business reinsured under this Contract is deemed to include coverages extended for non-resident drivers under the Motor Vehicle Financial Responsibility Law or the Motor Vehicle Compulsory Insurance Law, or any similar law of any state or province, following the provisions of the Company’s Policies when they include or are deemed to include so called “out of state insurance” provisions.

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ARTICLE 2

RETENTION AND LIMIT

A.	The Reinsurer shall be liable in respect of each Claim Feature, each Loss Occurrence, for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $100,000 each Claim Feature, each Loss Occurrence, subject to a limit of liability to the Reinsurer of $900,000 each Claim Feature, each Loss Occurrence.

B.	The retention and limit under this Contract shall apply separately to each “Claim Feature”, meaning to each claimant or person with respect to each of the following coverages: Automobile Physical Damage, Property Damage, Bodily Injury, Uninsured Motorists, Underinsured Motorists, Personal Injury Protection or Medical Payments, as defined within the Policy.

ARTICLE 3

MAXIMUM LIMITS OF LIABILITY

A.	The limits of liability of the Company with respect to any one Policy shall be deemed not to exceed:

Bodily Injury Liability	$100,000 each person $300,000 each occurrence
Property Damage Liability	$100,000 each occurrence
Uninsured/Underinsured Motorists Coverage Personal Injury Protection (PIP)/Property Protection Insurance (PPI)/Residual Liability Insurance	$100,000/$300,000/$100,000 Statutory limits
Medical Payments	$10,000

B.	The amounts shown above shall be extended to follow the liability of the Company in the event of the stacking of Policy limits, or if the company is required by statute, regulation or by an order of an insurance department to increase the minimum coverage limits.

ARTICLE 4

TERM

A.	This Contract shall take effect at 12:01 a.m., Local Standard Time, August 1, 2010, and shall remain in effect until 12:01 a.m., Local Standard Time, August 1, 2011, applying to Loss Occurrences commencing during the term of this Contract.

B.	However, at the Company’s option, the Reinsurer shall remain liable hereunder in respect of Policies in force prior to expiration, until the earlier of the expiration or next renewal of

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such Policies. In such event, the Company shall pay to the Reinsurer an additional premium equal to 110.0% of the rate for each Section set forth in the Premium Article, multiplied by the Gross Net Earned Premium Income for the applicable Section during the runoff period, payable within 30 days after the end of each quarter.

C.	In the event this Contract expires on a run-off basis, the Reinsurer’s liability hereunder shall continue if the Company is required by statute or regulation to continue coverage, until the earliest date on which the Company may cancel the Policy.

ARTICLE 5

SPECIAL TERMINATION

A.	The Company may terminate a Subscribing Reinsurer’s percentage share in this Contract by giving written notice to the Subscribing Reinsurer following receipt of knowledge of the occurrence of any of the following circumstances:

1.	The Subscribing Reinsurer ceases underwriting operations.

2.	A state insurance department or other legal authority orders the Subscribing Reinsurer to cease writing business, or the Subscribing Reinsurer is placed under regulatory supervision.

3.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

4.	The Subscribing Reinsurer’s policyholders’ surplus (or the equivalent under the Subscribing Reinsurer’s accounting system) as reported in such financial statements of the Subscribing Reinsurer as designated by the Company, has been reduced by 25% of the amount thereof at any date during the prior 12-month period (including the period prior to the inception of this Contract).

5.	The Subscribing Reinsurer has merged with or has become acquired or controlled by any company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract.

6.	The Subscribing Reinsurer has retroceded its entire liability under this Contract without the Company’s prior written consent, except for retrocessions to members of the Subscribing Reinsurer’s holding company group.

7.	The Subscribing Reinsurer has been assigned an A.M. Best’s rating of less than “A-” and/or an S&P rating of less than “BBB+.” However, as respects Underwriting Members of Lloyd’s, London, a Lloyd’s Market Rating of less than “A-” by A.M. Best and/or less than “BBB+” by S&P shall apply.

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B.	Termination shall be effected on a run-off or cut-off basis as set forth in the Term Article at the sole discretion of the Company. The reinsurance premium due the Subscribing Reinsurer hereunder (including any minimum reinsurance premium) shall be pro rated based on the period of the Subscribing Reinsurer’s participation hereon, and the Subscribing Reinsurer shall immediately return any excess reinsurance premium received. Reinstatement premium, if any, shall be calculated based on the Subscribing Reinsurer’s reinsurance premium earned during the period of the Subscribing Reinsurer’s participation hereon.

C.	Additionally, in the event of any of the circumstances listed in paragraph A of this Article, the Company shall have the option to commute the Subscribing Reinsurer’s liability for losses on Policies covered by this Contract. In the event the Company and the Subscribing Reinsurer cannot agree on the commutation amount, they shall appoint an actuary and/or appraiser to assess such amount and shall share equally any expense of the actuary and/or appraiser. If the Company and the Subscribing Reinsurer cannot agree on an actuary and/or appraiser, the Company and the Subscribing Reinsurer each shall nominate three individuals, of whom the other shall decline two, and the final appointment shall be made by drawing lots. Payment by the Subscribing Reinsurer of the amount of liability ascertained shall constitute a complete and final release of both parties in respect of liability arising from the Subscribing Reinsurer’s participation under this Contract.

D.	The Company’s option to require commutation under paragraph C above shall survive the termination or expiration of this Contract.

ARTICLE 6

TERRITORY

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

ARTICLE 7

EXCLUSIONS

A.	This Contract shall not cover and specifically excludes:

1.

As regards interests which at time of loss or damage are on shore, loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority. This War Exclusion Clause shall not, however, apply to interests which at time of loss or damage are within the territorial

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limits of the United States of America (comprising the fifty States of the Union, the District of Columbia, and including bridges between the U.S.A. and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under policies, endorsements or binders containing a standard war or hostilities or warlike operations exclusion clause.

2.	Business excluded by the following attached Nuclear Incident Exclusion Clauses:

a.	Nuclear Incident Exclusion Clauses - Liability - Reinsurance - U.S.A.

b.	Nuclear Incident Exclusion Clauses - Physical Damage - Reinsurance - U.S.A.

3.	Pools, Associations and Syndicates, except losses from Assigned Risk Plans or similar plans are not excluded.

4.	Mortgage Impairment Insurance or other similar covers, however styled.

5.	Products Liability, Professional Malpractice Liability, Directors’ & Officers’ Liability, Securities and Exchange Commission Liability, Workers’ Compensation and Employers Liability.

6.	Loss arising out of the ownership, maintenance or use of any vehicle, the principal use of which is as:

a.	a public or livery conveyance;

b.	an emergency vehicle;

c.	a drive-yourself motor vehicle available for leasing periods of less than six months;

d.	an automobile used in speed contests and races;

e.	a motorcycle.

7.	Reinsurance assumed, except for agency reinsurance and business assumed from Texas county mutual insurance companies.

8.	Losses arising from seepage and pollution as per the Company’s original Policies and any amendments attached thereto. This exclusion will not apply, however, when the judicial entity having legal jurisdiction invalidates the Company’s pollution exclusion when such liability was intended to be excluded from coverage.

9.	Loss resulting from an “Act of Terrorism” attributable to:

a.	the intentional use, release or escape of nuclear materials that directly results in nuclear reaction or nuclear radiation or radioactive contamination; or

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b.	the intentional dispersal or application of pathogenic biological materials or poisonous chemical materials; or

c.	the release of pathogenic biological materials or poisonous chemical materials where one purpose of the Act of Terrorism was the intentional release of such materials.

B.	In the event the Company becomes bound on any risk set forth in subparagraph A(6) above, without its knowledge, either as a result of an existing insured extending its operations or through an inadvertent error by an agent, the exclusion hereunder shall be suspended with respect to such insured risk until 30 days after an underwriting supervisor of the Company acquires knowledge thereof and until the Company can legally cancel or terminate its coverage of such risk.

C.	Business which is beyond the terms, conditions or limitations of this Contract may be submitted to the Reinsurer for special acceptance hereunder and such business, if accepted by the Reinsurer in writing, shall be subject to all of the terms, conditions and limitations of this Contract except as modified by the special acceptance.

ARTICLE 8

PREMIUM

A.	The premium to be paid to the Reinsurer shall be calculated at the rates set out below multiplied by the Company’s Gross Net Earned Premium Income for the appropriate Policies covered hereunder, by state, subject to the minimum and deposit premiums stated below:

PREMIUM SCHEDULE
Section	Premium Rate	Deposit Premium	Minimum Premium
Michigan	21.00%	$5,670,000.00	$3,969,000.00
Non-Michigan	00.13%	$461,239.00	$368,991.00

B.	The deposit premiums shall be payable to the Reinsurer by the Company in installments as follows:

DEPOSIT INSTALLMENT SCHEDULE
Section	August 1, 2010	November 1, 2010	February 1, 2011	May 1, 2011
Michigan	$1,417,500.00	$1,417,500.00	$1,417,500.00	$1,417,500.00
Non-Michigan	$115,309.75	$115,309.75	$115,309.75	$115,309.75

C.	As soon as is reasonably practicable after the expiration of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed

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in accordance with paragraph A above. For each classification, if the premium due the Reinsurer is greater than the deposit premium paid, an additional premium shall be due and payable for the amount in excess of the deposit. If the premium due the Reinsurer is less than the deposit premium paid, the Reinsurer shall refund the excess premium paid, subject to the minimum premiums specified in paragraph A above.

D	The Company shall furnish the Reinsurer with such information as may be required by the Reinsurer for completion of its NAIC annual statements.

ARTICLE 9

DEFINITIONS

A.	1.	“Ultimate Net Loss” means the actual loss paid by the Company or which the Company becomes liable to pay, such loss to include Loss Adjustment Expense, 90.0% of any Extra Contractual Obligation and 90.0% of any Loss in Excess of Policy Limits as defined in the Extra Contractual Obligations/Excess of Policy Limits Article. In calculating Ultimate Net Loss for each Claim Feature, the amount of any Loss Adjustment Expense and/or Extra Contractual Obligations to be allocated to each Claim Feature shall be determined by the Company.

	2.	Salvages and all recoveries (including amounts due from all reinsurances that inure to the benefit of this Contract, whether recovered or not, including the Michigan Catastrophic Claims Association), shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.

	3.	All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto.

	4.	The Company shall be deemed to be “liable to pay” a loss when a judgment has been rendered that the Company does not plan to appeal, and/or the Company has obtained a release, and/or the Company has accepted a proof of loss.

	5.	Nothing in this clause shall be construed to mean that losses are not recoverable hereunder until the Company’s “Ultimate Net Loss” has been ascertained.

B.	“Loss Adjustment Expense” means costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:

	1.	court costs;

	2.	costs of supersedeas and appeal bonds;

	3.	monitoring counsel expenses;

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4.	legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5.	post-judgment interest;

6.	pre-judgment interest, unless included as part of an award or judgment;

7.	a pro rata share of salaries and expenses of Company field employees, calculated in accordance with the time occupied in adjusting such loss, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract; and

8.	subrogation, salvage and recovery expenses.

“Loss Adjustment Expense” does not include salaries and expenses of the Company’s employees, except as provided in subparagraph (7) above, and office and other overhead expenses.

C.	“Loss Occurrence” means any one disaster or casualty or accident or loss or series of disasters or casualties or accidents or losses arising out of or caused by one event. The Company shall be the sole judge of what constitutes one event.

D.	“Gross Net Earned Premium Income” means gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance that inures to the benefit of this Contract.

E.	“Policy” means any binder, policy, or contract of insurance or reinsurance issued, accepted or held covered provisionally or otherwise, by or on behalf of the Company.

ARTICLE 10

EXTRA CONTRACTUAL OBLIGATIONS/EXCESS OF POLICY LIMITS

A.	This Contract shall cover Extra Contractual Obligations, as provided in the definition of Ultimate Net Loss. “Extra Contractual Obligations” shall be defined as those liabilities not covered under any other provision of this Contract and that arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B.

This Contract shall cover Loss in Excess of Policy Limits, as provided in the definition of Ultimate Net Loss. “Loss in Excess of Policy Limits” shall be defined as Loss in excess of the Policy limit, having been incurred because of, but not limited to, failure by the

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Company to settle within the Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

C.	An Extra Contractual Obligation and/or Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered under the Company’s Policy, and shall constitute part of the original loss.

D.	For the purposes of the Loss in Excess of Policy Limits coverage hereunder, the word “Loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy.

E.	Loss Adjustment Expense in respect of Extra Contractual Obligations and/or Loss in Excess of Policy Limits shall be covered hereunder in the same manner as other Loss Adjustment Expense.

F.	However, this Article shall not apply where the loss has been incurred due to final legal adjudication of fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

G.	In no event shall coverage be provided to the extent not permitted under law.

ARTICLE 11

NET RETAINED LIABILITY

A.	This Contract applies only to that portion of any loss that the Company retains net for its own account (prior to deduction of any reinsurance that inures solely to the benefit of the Company).

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts that may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

ARTICLE 12

ORIGINAL CONDITIONS

All reinsurance under this Contract shall be subject to the same terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

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ARTICLE 13

NO THIRD PARTY RIGHTS

This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract except as may be expressly provided otherwise herein.

ARTICLE 14

NOTICE OF LOSS AND LOSS SETTLEMENTS

A.	The Company shall advise the Reinsurer promptly of all losses that, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto that may materially affect the position of the Reinsurer.

B.	The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses.

C.	As respects losses subject to this Contract, all loss settlements made by the Company, whether under strict Policy terms or by way of compromise, and any Extra Contractual Obligations and/or Loss in Excess of Policy Limits, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its share of each such settlement immediately upon receipt of proof of loss.

ARTICLE 15

CURRENCY

A.	Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars.

B.	For purposes of this Contract, where the Company receives premiums or pays losses in currencies other than United States Dollars, such premiums or losses shall be converted into United States Dollars at the actual rates of exchange at which these premiums or losses are entered in the Company’s books.

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ARTICLE 16

UNAUTHORIZED REINSURANCE

A.	This Article applies only to the extent a Subscribing Reinsurer does not qualify for credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.

B.	The Company agrees, in respect of its Policies or bonds falling within the scope of this Contract, that when it files with its insurance regulatory authority, or sets up on its books liabilities as required by law, it shall forward to the Reinsurer a statement showing the proportion of such liabilities applicable to the Reinsurer. The “Reinsurer’s Obligations” shall be defined as follows:

1.	unearned premium (if applicable);

2.	known outstanding losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto;

3.	losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer;

4.	losses incurred but not reported and Loss Adjustment Expense relating thereto;

5.	all other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer.

C.	The Reinsurer’s Obligations shall be funded by funds withheld, cash advances, Trust Agreement or a Letter of Credit (LOC). The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

D.	When funding by Trust Agreement, the Reinsurer shall ensure that the Trust Agreement complies with the provisions of the “Trust Agreement Requirements Clause” attached hereto. When funding by an LOC, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional LOC issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s Obligations. Such LOC shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (or such other time period as may be required by insurance regulatory authorities), prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the LOC extended for any additional period.

E.	The Reinsurer and the Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any

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other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and that has not been otherwise paid;

2.	to make refund of any sum that is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Contract (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement);

3.	to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer. Any taxes payable on accrued interest shall be paid out of the assets in the account that are in excess of the Reinsurer’s Obligations (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement). If the assets are inadequate to pay taxes, any taxes due shall be paid by the Reinsurer;

4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

F.	If the amount drawn by the Company is in excess of the actual amount required for E(1) or E(3), or in the case of E(4), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

G.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

H.	At annual intervals, or more frequently at the discretion of the Company, but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations for the sole purpose of amending the LOC or other method of funding, in the following manner:

1.	If the statement shows that the Reinsurer’s Obligations exceed the balance of the LOC as of the statement date, the Reinsurer shall, within 30 days after receipt of the statement, secure delivery to the Company of an amendment to the LOC increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

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2.	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the LOC (or that 102% of the Reinsurer’s Obligations are less than the trust account balance if funding is provided by a Trust Agreement), as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess.

ARTICLE 17

TAXES

A.	In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.

B.	1.	Each Subscribing Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon (as imposed under the Internal Revenue Code) to the extent such premium is subject to Federal Excise Tax.

	2.	In the event of any return of premium becoming due hereunder, the Subscribing Reinsurer shall deduct the applicable percentage of the premium from the amount of the return, and the Company or its agent should take steps to recover the Tax from the U.S. Government.

ARTICLE 18

ACCESS TO RECORDS

The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify any of the Policy, accounting or claim files (“Records”) relating to business reinsured under this Contract during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Contract or after the expiration of this Contract. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all undisputed payments due the Company.

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ARTICLE 19

CONFIDENTIALITY

A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1.	are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2.	have been rightfully received from a third person without obligation of confidentiality; or

3.	were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except:

1.	when required by retrocessionaires subject to the business ceded to this Contract;

2.	when required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

3.	when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

4.	when required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

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ARTICLE 20

INDEMNIFICATION AND ERRORS AND OMISSIONS

A.	The Reinsurer is reinsuring, subject to the terms and conditions of this Contract, the obligations of the Company under any Policy. The Company shall be the sole judge as to:

1.	what shall constitute a claim or loss covered under any Policy;

2.	the Company’s liability thereunder;

3.	the amount or amounts that it shall be proper for the Company to pay thereunder.

B.	The Reinsurer shall be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any Policy.

C.	Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE 21

INSOLVENCY

A.	If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state’s laws shall prevail.

B.

In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate

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such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance Contract as though such expense had been incurred by the Company.

D.	As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Contract specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

E.	Notwithstanding the above, in the event of insolvency of those reinsured companies domiciled in the State of Illinois, the Reinsurer under this Contract shall have rights, as more fully set forth in Section 173.2, 173.3, and 173.4 of Illinois Insurance Code, as amended.

ARTICLE 22

ARBITRATION

A.

In the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to binding arbitration. An arbitration shall be initiated when either party provides a written arbitration demand to the other, which shall set forth the general nature of the claim. One arbitrator shall be chosen by the Company, the other by the Reinsurer, and an umpire shall be chosen by the two arbitrators before the arbitrators enter upon arbitration, all of whom shall be active or retired disinterested executive officers of

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insurance or reinsurance companies or intermediaries. In the event that either party should fail to choose an arbitrator within 30 days of receipt of an arbitration demand, each party shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots. In the event that the arbitrators should fail to agree upon an umpire within 10 days of the appointment of the last arbitrator, each party shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Unless mutually agreed to in writing by both parties, each party shall be required to present its case to the arbitrators at a hearing within 30 days following the appointment of the umpire. Unless otherwise agreed to by both parties, the hearing shall be held on consecutive days. The arbitrators shall render their written decision within 21 days following the day on which the hearing concludes.

C.	The parties may, however, mutually agree to present their respective cases solely in writing, without the necessity of a formal hearing. In the event the parties so elect, the parties shall submit initial briefs concurrently. Within 10 days of submission of the initial briefs, each party shall be entitled but not required to submit a response brief. The arbitrators shall render their written decision within 21 days after receipt of any response briefs.

D.	The parties desire that any arbitration proceed expeditiously. To that end, any written and/or oral discovery shall be conducted within the time limits set forth herein. To the extent the parties wish to conduct discovery, the parties shall in good faith attempt to negotiate and agree on reasonable discovery. If the parties are unable to agree on the extent of any reasonable discovery to be conducted, the issue of what, if any, discovery to be conducted shall be presented to the arbitrators. In that event, the arbitrators may allow reasonable discovery consistent with the parties’ desire to proceed expeditiously and within the time limits set forth herein.

E.	The arbitrators shall consider this Contract as an honorable engagement rather than merely as a legal obligation; however, in resolving any dispute between the parties, the arbitrators shall first attempt in all instances to give effect to the plain meaning of the language set forth in the written agreement. Notwithstanding anything to the contrary in this Contract, the arbitrators may at their discretion, consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the parties that is related to this Contract; however, such information may not be used to alter the terms of this Contract or the parties’ obligations hereunder. The decision of the arbitrators shall be final and binding on both parties; but failing to agree, the arbitrators shall call in the umpire and the decision of the majority of the arbitrators and the umpire shall be final and binding upon both parties. Judgment upon the final decision of the arbitrators may be entered in any court having competent jurisdiction.

F.	If more than one Subscribing Reinsurer is involved in the same dispute, all such Subscribing Reinsurers shall constitute and act as one party for purposes of this Article and

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communications shall be made by the Company to each of the Subscribing Reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such Subscribing Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Subscribing Reinsurers participating under the terms of this Contract from several to joint.

G.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other the expense of the umpire and of the arbitration. In the event that one party or both parties fails to choose an arbitrator, as above provided, the expense of the arbitrators, the umpire and the arbitration shall be equally divided between the two parties.

H.	Unless otherwise agreed to by both parties, any arbitration proceedings shall take place at Burr Ridge, Illinois.

ARTICLE 23

SERVICE OF SUIT

A.	This Article applies only to those Subscribing Reinsurers not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States of America where authorization is required by insurance regulatory authorities.

B.	This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

C.	In the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

D.	Service of process in such suit may be made upon Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, or another party designated in the applicable Interests and Liabilities Agreement attached hereto. The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

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E.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 24

GOVERNING LAW

As respects each reinsured company, this Contract shall be governed as to performance, administration and interpretation by the laws of the state of domicile of that reinsured company, exclusive of that state’s conflict of law rules. In the event there are two or more reinsured companies involved in a dispute with the Reinsurer, and the dispute is not subject to the Arbitration Article, the court in which suit is filed shall decide, based on conflict of law rules, where the dispute shall be heard and which law shall be applied. However, with respect to credit for reinsurance, the rules of all applicable states shall apply.

ARTICLE 25

ENTIRE AGREEMENT

This Contract sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Contract. This Contract may not be modified or changed except by an amendment to this Contract in writing signed by both parties.

ARTICLE 26

INTERMEDIARY

Guy Carpenter & Company, LLC, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expenses, salvages, and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Guy Carpenter & Company, LLC, 3600 Minnesota Drive, Suite 400, Edina, Minnesota 55435-7902. Payments by the Company to the Intermediary shall be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed payment to the Company only to the extent that such payments are actually received by the Company.

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ARTICLE 27

MODE OF EXECUTION

A.	This Contract may be executed by:

1.	an original written ink signature of paper documents;

2.	an exchange of facsimile copies showing the original written ink signature of paper documents;

3.	electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.	The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its duly authorized representative(s) this 25th day of August, in the year of 2010.

AFFIRMATIVE INSURANCE COMPANY

USAGENCIES CASUALTY INSURANCE COMPANY

INSURA PROPERTY AND CASUALTY INSURANCE COMPANY

and

AFFIRMATIVE INSURANCE COMPANY OF MICHIGAN

including any and/or all companies that are or may hereafter become affiliated therewith

/s/ Dominic A. Weber

CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT

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NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction

bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

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(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief

first aid,

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to expenses incurred with respect to

bodily injury, sickness, disease or death

bodily injury

resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the

injury, sickness, disease, death or destruction

bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.

property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid,

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which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property. “property damage” includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

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(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

NOTES:	Wherever used herein the terms:

	“Reassured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

	“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

	“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

21/9/67

NMA 1590 (amended)

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TRUST AGREEMENT REQUIREMENTS CLAUSE

A.	Except as provided in paragraph B of this Clause, if the Reinsurer satisfies its funding obligations under the Unauthorized Reinsurance Article by providing a Trust Agreement, the Reinsurer shall ensure that the Trust Agreement:

1.	Requires the Reinsurer to establish a trust account for the benefit of the Company, and specifies what the Trust Agreement is to cover;

2.	Stipulates that assets deposited in the trust account shall be valued according to their current fair market value and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types permitted by the regulatory authorities having jurisdiction over the Company’s reserves, or any combination of the three, provided that the investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Reinsurer or the Company;

3.	Requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the trustee upon the direction of the Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other entity;

4.	Requires that all settlements of account between the Company and the Reinsurer be made in cash or its equivalent; and

5.	Provides that assets in the trust account shall be withdrawn only as permitted in this Contract, without diminution because of the insolvency of the Company or the Reinsurer.

B.	If a ceding insurer is domiciled in California and the Reinsurer satisfies its funding obligations under the Unauthorized Reinsurance Article by providing a Trust Agreement, the Reinsurer shall ensure that the Trust Agreement:

1.	Provides that assets deposited in the trust account shall be valued according to their current fair market value and shall consist only of cash in United States dollars, certificates of deposit issued by a United States financial institution as defined in California Insurance Code Section 922.7(a) and payable in United States dollars, and investments permitted by the California Insurance Code, or any combination of the above.

2.	Provides that investments in or issued by an entity controlling, controlled by or under common control with either the grantor or the beneficiary of the trust shall not exceed 5% of total investments.

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3.	Requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the ceding insurer, or the trustee upon the direction of the ceding insurer, may, whenever necessary, negotiate these assets without consent or signature from the Reinsurer or any other entity.

4.	Provides that assets in the trust account shall be withdrawn only as permitted in this Contract, without diminution because of the insolvency of the ceding insurer or the Reinsurer.

C.	If there are multiple ceding insurers that collectively comprise the Company, “regulatory authorities” as referenced in subparagraph A(2) above, shall mean the individual ceding insurer’s domestic regulator. If such ceding insurer is subject to the commercial domicile laws or regulations of another state, such laws or regulations shall apply to the extent not in conflict with those of such ceding insurer’s domicile.

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